  EXHIBIT 99.1

Contact: Insignia Systems, Inc. Kristine Glancy, CEO (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS

MINNEAPOLIS, MN – March 6, 2023 – Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia”) today reported financial results for the fourth quarter (“Q4”) and the full year ended December 31, 2022.

Overview

•	Q4 2022 net sales were $4.5 million, compared to $4.5 million in Q4 2021.
•	Q4 2022 operating loss was $905,000 compared to operating loss of $1.3 million in Q4 2021.
•	Q4 2022 net loss was $733,000, or $0.41 per basic and diluted share, compared to net loss of $1.0 million, or $0.56 per basic and diluted share in Q4 2021.
•	2022 net sales were $18.8 million, a decrease of 3.6% from $19.5 million in 2021.
•	2022 operating income was $9.6 million (including litigation settlement proceeds of $12 million) compared to operating loss of $4.8 million in 2021.
•	2022 net income was $10.0 million, or $5.61 per basic and $5.59 per diluted share, compared to net loss of $3.5 million, or $2.01 per basic and diluted share in 2021.

Insignia’s President and CEO, Kristine Glancy, commented, “2022 was a successful year for our organization. Building off of our new branding, we continued to pivot our overall business proposition with our clients, which drove increased engagement and the highest rates of client retention we have had on our display and on-pack businesses. We focused on maintaining our critical functional headcount in order to support the continued growth of display and on-pack while also adding additional support in areas such as design and fulfillment. We expanded our client base with new brands, increasing our overall reach in the marketplace. While our overall revenue decreased 3.6% versus 2021, our non-signage revenue increased 21.5% versus 2021, with continued growth expected. Our signage business revenue decreased 81.5%, reflecting our deliberate effort to minimize further investments in that business, accompanied by overall retail contraction of our network and decreased demand. We also reached a settlement of our litigation in July 2022 which delivered approximately $12 million for our organization.”

Ms. Glancy continued, “As we move forward into 2023, we plan to continue our focus on building our higher potential businesses both more efficiently and profitably.  We have nearly replaced our signage revenue with display and on-pack revenue in an extremely short amount of time. We know we have opportunities to further streamline our processes internally for our team to work more efficiently and effectively and identify areas for improved profitability. We have identified areas that require continued investment and will continue to prioritize both our display and on-pack businesses while winding down our POPS signage business by the end of 2023. We are optimistic about how 2023 has started, securing several new and large display contracts and expect the first part of 2023 to show significant growth.”

As previously announced, Insignia continues to explore strategic options to maximize shareholder value. Potential strategic alternatives that may be evaluated include, but are not limited to, an acquisition, merger, business combination, in-licensing, start-up of new business, or other strategic initiatives. There can be no assurance that this process will result in any transaction or other initiatives, and the Company has no updates at this stage. Chardan has been engaged to act as Insignia Systems’ strategic financial advisor to assist the Company in this review process.

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Q4 2022 Results

Net sales were $4,529,000 in Q4 2022, compared to $4,528,000 in Q4 2021.

Gross profit in Q4 2022 increased to $767,000, or 16.9% of net sales, from $548,000, or 12.1% of net sales, in Q4 2021. The increase in gross profit was primarily due reduced staff and staff related expense, in addition to improved margin rates on non-POPS net sales.

Selling expenses in Q4 2022 were $399,000, or 8.8% of net sales, compared to $525,000, or 11.6% of net sales, in Q4 2021 due to decreased staff and staff related expense.

Marketing expenses in Q4 2022 were $263,000, or 5.8% of net sales, compared to $271,000, or 6.0% of net sales, in Q4 2021.

General and administrative expenses in Q4 2022 were $1,010,000, or 22.3% of net sales, compared to $1,006,000, or 22.2% of net sales, in Q4 2021. Increased expenses relating to the strategic alternatives process were substantially offset by decreased litigation expenses.

Other income in Q4 2022 was $122,000 compared to $282,000 in Q4 2021.  The decrease in other income was primarily the result of a $273,000 benefit under the Employee Retention Credit recorded in the fourth quarter of 2021 that did not reoccur in 2022.

Income tax benefit for Q4 2022 was 6.4% of pretax loss, or a benefit of $50,000, compared to income tax expense of 1.0% of pretax loss or $10,000, in Q4 2021.

As a result of the items above, the net loss for Q4 2022 was $733,000, or $0.41 per basic and diluted share, compared to a net loss of $982,000, or $0.56 per basic and diluted share, in Q4 2021.

As of December 31, 2022, cash and cash equivalents and restricted cash totaled $14.5 million, compared to $3.9 million as of December 31, 2021.

About Insignia Systems, Inc.

Insignia Systems, Inc. is a leading provider of in-store solutions to consumer-packaged goods (“CPG”) manufacturers, retailers, shopper marketing agencies and brokerages.  The Company’s primary solutions are merchandising solutions, on-pack solutions and signage.

For additional information, contact (800) 874-4648, or visit the Insignia website at www.insigniasystems.com

Investor inquiries can be submitted to investorrelations@insigniasystems.com.

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Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “anticipate,” “continue,” “expect,” “intend,” “plan,” “remain,” “seek,” “will” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance, the ongoing exploration of strategic alternatives, anticipated future profitability, future revenues, innovation and transformation of Insignia’s business, allocations of resources, and the benefits of new relationships,  are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2021 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with Insignia's filings with the SEC. Insignia assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

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Insignia Systems, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021

Service revenues	$4,529,000	$4,528,000	$18,800,000	$19,503,000
Cost of services	3,762,000	3,980,000	15,499,000	16,273,000
Gross profit	767,000	548,000	3,301,000	3,230,000

Operating expenses:
Selling	399,000	525,000	1,325,000	1,931,000
Marketing	263,000	271,000	1,050,000	1,032,000
General and administrative	1,010,000	1,006,000	3,320,000	5,058,000
Total operating expenses	1,672,000	1,802,000	5,695,000	8,021,000

Gain from litigation settlement, net	—	—	12,000,000	—

Operating income (loss)	(905,000)	(1,254,000)	9,606,000	(4,791,000)
Other income (expense), net	122,000	282,000	222,000	1,299,000

Income (loss) before taxes	(783,000)	(972,000)	9,828,000	(3,492,000)
Income tax expense (benefit)	(50,000)	10,000	(218,000)	42,000

Net income (loss)	$(733,000)	$(982,000)	$10,046,000	$(3,534,000)

Net income (loss) per share:
Basic	$(0.41)	$(0.56)	$5.61	$(2.01)
Diluted	$(0.41)	$(0.56)	$5.59	$(2.01)

Shares used in calculation of net income (loss) per share:
Basic	1,797,000	1,770,000	1,791,000	1,760,000
Diluted	1,797,000	1,770,000	1,796,000	1,760,000

SELECTED BALANCE SHEET DATA
(Unaudited)

	December 31,	December 31,
	2022	2021

Cash and cash equivalents	$14,524,000	$3,851,000
Working capital	13,379,000	3,716,000
Total assets	20,968,000	10,650,000
Total liabilities	7,567,000	7,457,000
Shareholders' equity	13,401,000	3,193,000

Working capital represents current assets less current liabilities.

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